PRESS RELEASE

Avnet, Inc.
2211 South 47th Street
Phoenix, AZ 85034

October 10, 2002

Avnet Provides Outlook for First Quarter Fiscal 2003

Reaffirms Liquidity Position

Avnet, Inc. today reported that revenues for its first quarter fiscal year 2003 ended September 27, 2002 are expected to be approximately $2.1 billion, essentially flat as compared with the fourth quarter of fiscal year 2002. Avnet also expects earnings per share to be in the range of breakeven to a loss of $0.03 for the fiscal first quarter. Avnet will discuss in detail its first quarter fiscal 2003 results on Thursday, October 24, 2002 after market close, with an interactive Webcast of its teleconference beginning at 5:00 p.m. eastern time.

Commenting on concerns regarding the firm’s liquidity and access to the capital markets, Ray Sadowski, Avnet’s Chief Financial Officer, noted: “The Company recently reached agreement with its banks to amend various covenants and credit rating triggers to reflect more appropriate levels in light of current business conditions. Having worked with Avnet for many years, our bank group understands our industry and our business and has worked to support our Company during this unique period in its history.”

Regarding Avnet’s available credit, the Company noted that it currently has access to $650 million of total borrowing capacity under its multi-year syndicated bank credit facility and its accounts receivable securitization program. Amounts currently outstanding under these facilities are approximately $250 million in the aggregate. Therefore, the Company believes it has access to sufficient borrowing capacity to fund its capital requirements.

Regarding a recent announcement downgrading Avnet’s senior debt, Mr. Sadowski continued, “We were surprised and disappointed with the liquidity concerns expressed by a debt rating agency which, in our opinion, are remote. Currently, Avnet has ample access under its multi-year syndicated bank credit facility and its accounts receivable securitization program. However, we will access the capital markets as appropriate to successfully deal with debt maturities coming due and to strengthen our long-term capital structure.”

Mr. Sadowski noted, “During the September quarter, the Company generated roughly $100 million of free cash flow, and expects additional free cash flow generation of another $200 million over the balance of the fiscal year, assuming no significant change in business conditions. Given our current cash balances, our anticipated free cash flow generation over the next several quarters, and the available borrowing capacity on our existing credit facilities, the Company should have ample liquidity to meet upcoming debt obligations as well as fund our global operations.”

Roy Vallee, Avnet’s Chairman and Chief Executive Officer, noted: “Since the peak of the last up-cycle, in December 2000, total working capital has been reduced by over 45 percent and Avnet’s debt has been reduced by approximately 48 percent, or $1.6 billion. These balance sheet improvements have been accomplished during a timeframe in which revenues have declined by approximately 41 percent, indicative of working capital productivity gains during the downturn.”

Mr. Vallee concluded, “We are frustrated by the bond and equity markets’ reaction to a perceived liquidity issue as well as Avnet’s financial prospects. We remain committed to a strong balance sheet and we will continue to take the appropriate actions to realize this corporate mandate, independent of market conditions. Avnet is a proven industry leader within the technology supply chain we serve. Our customer and supplier relationships are strong and long-standing, our management team is the most experienced in the industry, and we intend to build upon our market leadership position.”

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances addressing future financial and operating results of Avnet and may contain the words such as “should”, “expect”, “believe”, and “anticipate”. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others could cause actual results to differ materially from those described in the forward-looking statements: Avnet’s ability to generate free cash flow, Avnet’s access to capital markets, changes in liquidity issues, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, failure to obtain and retain expected synergies from acquired businesses, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal 2002. Avnet is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Information

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 company, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 63 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Avnet’s Web site is located at www.avnet.com.

Contact:

John. J. Hovis
Vice President and Director, Investor Relations
480-643-7053
investorrelations@avnet.com

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